Exhibit 99.1

TIME WARNER INC. REPORTS THIRD-QUARTER 2012 RESULTS

Third-Quarter Highlights

•	Company posted Revenues of $6.8 billion and Adjusted Operating Income of $1.6 billion

•	Networks Adjusted Operating Income grew double digits, to its highest quarter ever

•	Adjusted EPS rose 9% to $0.86

•	Company repurchased 59 million shares for $2.3 billion year-to-date through November 2, 2012

NEW YORK, November 7, 2012 – Time Warner Inc. (NYSE:TWX) today reported financial results for its third quarter ended September 30, 2012.

Chairman and Chief Executive Officer Jeff Bewkes said: “With one quarter left to go in 2012, we’re on track for another very strong year. The highlight this quarter was the strength of our Networks businesses, which delivered double digit Adjusted Operating Income growth. This performance illustrates that our investments in content and technology are continuing to pay off. We’re experiencing good momentum across most of Turner’s networks. TBS, for instance, was up 35% in primetime for adults 18-49 this quarter and is now the #1 network on cable this year for adults 18-34. At HBO, the unmatched volume of its quality original programming was underscored by the 23 Primetime Emmy awards HBO received this year—more than any other network for the eleventh consecutive year. With compelling content, technological innovations like HBO GO and support from our affiliates, the subscriber trends at HBO today are the best they’ve been in years.”

Mr. Bewkes continued: “Our studio faced difficult comparisons in the third quarter, but Warner Bros. Television is having a terrific broadcast season with a successful mix of new and returning shows. For Warner Bros.’ theatrical business, the story this quarter was The Dark Knight Rises, which has brought in over $1 billion at the global box office, surpassing The Dark Knight. And the studio is off to a great start to the fourth quarter with the critical and audience acclaim for Argo, which we’ll follow with the highly-anticipated release next month of the first installment of The Hobbit. Overall, I’m very confident about how we’re positioned heading into next year and beyond. Reflecting that confidence and our continued commitment to improving shareholder returns, through November 2 we’ve purchased approximately $2.3 billion of our stock this year.”

Company Results

In the third quarter of 2012, Revenues decreased 3% to $6.8 billion as growth at the Networks segment was more than offset by declines at the Film and TV Entertainment and Publishing segments. Adjusted Operating Income declined 1% to $1.6 billion in the quarter as growth at the Networks and Publishing segments was more than offset by a decline at the Film and TV Entertainment segment. Operating Income also fell 1% to $1.6 billion. Adjusted Operating Income and Operating Income margins were both 23% in the third quarter of 2012, unchanged from the prior year quarter.

In the third quarter, the Company posted Adjusted Diluted Net Income per Common Share (“Adjusted EPS”) of $0.86 versus $0.79 for the year-ago quarter. Diluted Income per Common Share was $0.86 for the three months ended September 30, 2012 compared to $0.78 in the prior year quarter.

For the first nine months of 2012, Cash Provided by Operations from Continuing Operations reached $2.3 billion, and Free Cash Flow totaled $2.0 billion. As of September 30, 2012, Net Debt was $16.7 billion, up from $16.0 billion at the end of 2011, due to share repurchases and dividends, partially offset by the generation of Free Cash Flow.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2012 through November 2, 2012, the Company repurchased approximately 59 million shares of common stock for approximately $2.3 billion. These amounts reflect the purchase of approximately 20 million shares of common stock for approximately $869 million since the amounts reported in the Company’s second quarter earnings release issued on August 1, 2012. As of November 2, 2012, approximately $2.1 billion remained under the Company’s stock repurchase authorization.

Segment Performance

Presentation of Financial Information

The schedule below reflects Time Warner’s financial performance for the three and nine months ended September 30 by line of business (millions).

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Revenues:
Networks	$3,339	$3,208	$10,539	$10,155
Film and TV Entertainment(a)	2,897	3,297	8,295	8,748
Publishing	838	889	2,469	2,633
Intersegment eliminations	(232)	(326)	(738)	(755)

Total Revenues	$6,842	$7,068	$20,565	$20,781

Adjusted Operating Income (Loss) (b) :
Networks	$1,223	$1,093	$3,545	$3,287
Film and TV Entertainment(a)	330	528	682	846
Publishing	126	124	262	356
Corporate	(85)	(78)	(263)	(253)
Intersegment eliminations	(12)	(62)	(80)	(77)

Total Adjusted Operating Income	$1,582	$1,605	$4,146	$4,159

Operating Income (Loss) (b) :
Networks(c)	$1,224	$1,092	$3,341	$3,278
Film and TV Entertainment(a)	328	524	676	836
Publishing	127	124	220	356
Corporate	(86)	(82)	(266)	(261)
Intersegment eliminations	(12)	(62)	(80)	(77)

Total Operating Income	$1,581	$1,596	$3,891	$4,132

Depreciation and Amortization:
Networks	$91	$90	$265	$275
Film and TV Entertainment(a)	92	95	276	285
Publishing	31	36	96	108
Corporate	8	7	21	21

Total Depreciation and Amortization	$222	$228	$658	$689

(a)

Effective for the first quarter of 2012, Time Warner changed the name of its Filmed Entertainment reportable segment to Film and TV Entertainment. This change did not affect the composition of the segment; accordingly, all prior period financial information related to this reportable segment was unaffected.

(b)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three and nine months ended September 30, 2012 and 2011 included restructuring and severance costs of (millions):

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Networks	$(18)	$(16)	$(40)	$(34)
Film and TV Entertainment	(11)	(11)	(19)	(33)
Publishing	(6)	(3)	(24)	(15)
Corporate	-	-	(1)	(2)

Total Restructuring and Severance Costs	$(35)	$(30)	$(84)	$(84)

(c)

Operating Income for the nine months ended September 30, 2012 included $199 million in charges related to the shutdown of Turner’s general entertainment network, Imagine, in India and TNT television operations in Turkey.

Presented below is a discussion of the performance of Time Warner’s segments for the third quarter of 2012. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

NETWORKS (Turner Broadcasting and HBO)

Revenues rose 4% ($131 million) to $3.3 billion, benefitting from growth of 7% ($137 million) in Subscription revenues, which was partially offset by a decline of 1% ($9 million) in Advertising revenues. The increase in Subscription revenues resulted mainly from higher domestic rates and, to a lesser extent, an increase in domestic subscribers at HBO and international growth. Advertising revenues benefitted from growth at Turner’s domestic entertainment networks, due principally to higher pricing, offset in part by the timing of certain sports events. Domestic growth was more than offset by decreases at Turner’s international networks, which were due primarily to the negative effect of foreign currency exchange rates and the shutdown of Turner’s general entertainment network, Imagine, in India and TNT television operations in Turkey, which occurred in the first half of 2012.

Adjusted Operating Income increased 12% ($130 million) to $1.2 billion due to higher revenues. Programming expenses were essentially flat compared to the prior year’s quarter as the benefits from the shutdown of Imagine and TNT television operations in Turkey and the timing of sports events were offset by higher costs at HBO due to the timing of original programming. Operating Income also increased 12% ($132 million) to $1.2 billion.

TNT series The Closer, Rizzoli & Isles, and Major Crimes ranked as cable’s top three original primetime series in the third quarter among total viewers. At TBS, total primetime viewers were up 45% over last year’s quarter. Cartoon Network and Adult Swim were the #1 ad-supported cable networks in total day delivery among boys 6-11 and adults 18-34, respectively. In October, Turner entered into an agreement to extend its relationship with Major League Baseball through 2021, providing Turner with television rights and expanded digital rights to both postseason and regular season games.

In September, HBO received 23 Primetime Emmy Awards, the most of any network for the eleventh consecutive year, with Game of Thrones receiving six awards, Game Change receiving five awards and Boardwalk Empire receiving four awards. During the quarter, HBO announced that, together with Parsifal International, it plans to launch HBO Nordic, a multi-platform premium television service, in Sweden, Norway, Finland and Denmark.

FILM AND TV ENTERTAINMENT (Warner Bros.)

Revenues decreased 12% ($400 million) to $2.9 billion, due mainly to difficult comparisons to the year ago period. The prior year’s quarter included revenues from the theatrical release of Harry Potter and the Deathly Hallows: Part 2 and television license fees from the off-network availabilities of The Big Bang Theory and Friends. This decline was offset in part by the global theatrical performance of The Dark Knight Rises and an increase in subscription video-on-demand revenue.

Adjusted Operating Income declined 38% ($198 million) to $330 million, due mainly to lower revenues, offset partially by lower print and advertising costs due to fewer theatrical releases in the quarter. Operating Income decreased 37% ($196 million) to $328 million.

For the first ten months of 2012, Warner Bros. achieved the number two spot in domestic box office share with $1.4 billion, led by the releases of The Dark Knight Rises, Magic Mike and Journey 2: The Mysterious Island. The Dark Knight Rises has surpassed $1 billion at the global box office during its theatrical run, exceeding its predecessor The Dark Knight. Warner Bros. is the leading supplier of programming to the broadcast networks, with 25 primetime series announced for the 2012–2013 season. Including cable, animated and first-run syndicated series, Warner Bros. is producing nearly 60 programs.

PUBLISHING (Time Inc.)

Revenues declined 6% ($51 million) to $838 million, reflecting decreases of 6% ($19 million) in Subscription revenues, 5% ($25 million) in Advertising revenues and 18% ($17 million) in Other revenues. The decrease in Subscription revenues was due primarily to lower domestic and international newsstand sales. Advertising revenues decreased due to lower magazine advertising demand, partly offset by revenues from SI.com and Golf.com, the management of which was transferred from Turner to Time Inc. during the second quarter of 2012. The transfer of SI.com and Golf.com benefitted Advertising revenues and negatively impacted Other revenues by similar amounts.

Adjusted Operating Income increased 2% ($2 million) to $126 million as a decrease in expenses due to lower production costs and cost savings initiatives offset the decline in revenues. Operating Income also increased 2% ($3 million) to $127 million.

During the first nine months of 2012, Time Inc. maintained its leading share of overall domestic magazine advertising with 21.5% (Publishers Information Bureau data). In October, Advertising Age named In Style and FORTUNE to its A-List, which recognizes magazine brands that have demonstrated excellence within the industry over the past year.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Adjusted EPS was $0.86 for the three months ended September 30, 2012, compared to $0.79 in last year’s third quarter. The increase in Adjusted EPS reflects fewer shares outstanding.

For the three months ended September 30, 2012, the Company reported Net Income attributable to Time Warner Inc. shareholders of $838 million, or $0.86 per diluted common share. This compares to Net Income attributable to Time Warner Inc. shareholders in 2011’s third quarter of $822 million, or $0.78 per diluted common share.

For the third quarter of 2012 and 2011, the Company reported Net Income of $838 million and $822 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. These measures are considered important indicators of the operational strength of the Company’s businesses.

Adjusted Net Income attributable to Time Warner Inc. common shareholders is Net Income attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted EPS is Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders excluding the above items.

Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are considered important indicators of the operational strength of the Company’s businesses as these measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin, Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

For periods ending on or after July 1, 2012, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from the exercise of stock options, less capital expenditures, principal payments on capital leases and partnership distributions, if any. For periods ending prior to that date, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from the exercise of stock options, less capital expenditures, principal payments on capital leases and partnership distributions, if any. A change to the definition of Free Cash Flow for periods prior to July 1, 2012 to adjust for contingent consideration payments made in connection with acquisitions would have had no impact on the reported Free Cash Flow for such periods. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with securities litigation and government investigations, which reduce liquidity.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted Net Income attributable to Time Warner Inc. common shareholders, Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income attributable to Time Warner Inc. common shareholders, Diluted Net Income (Loss) per Common Share and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2012 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, November 7, 2012. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Doug Shapiro (212) 484-8926
Michael Kopelman (212) 484-8920

# # #

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	September 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and equivalents	$3,188	$3,476
Receivables, less allowances of $1,355 and $1,957	6,199	6,922
Inventories	2,091	1,890
Deferred income taxes	620	663
Prepaid expenses and other current assets	596	481
Total current assets	12,694	13,432

Noncurrent inventories and theatrical film and television production costs	6,847	6,594
Investments, including available-for-sale securities	2,029	1,820
Property, plant and equipment, net	3,906	3,963
Intangible assets subject to amortization, net	2,012	2,232
Intangible assets not subject to amortization	7,805	7,805
Goodwill	30,190	30,029
Other assets	2,002	1,926

Total assets	$67,485	$67,801

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,075	$7,815
Deferred revenue	1,050	1,084
Debt due within one year	754	23

Total current liabilities	8,879	8,922

Long-term debt	19,122	19,501
Deferred income taxes	2,553	2,541
Deferred revenue	521	549
Other noncurrent liabilities	6,391	6,334

Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 950 million and 974 million shares outstanding	17	17
Paid-in-capital	154,918	156,114
Treasury stock, at cost (702 million and 678 million shares)	(34,276)	(33,651)
Accumulated other comprehensive loss, net	(820)	(852)
Accumulated deficit	(89,820)	(91,671)

Total Time Warner Inc. shareholders’ equity	30,019	29,957
Noncontrolling interests	-	(3)

Total equity	30,019	29,954

Total liabilities and equity	$67,485	$67,801

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11
Revenues	$6,842	$7,068	$20,565	$20,781
Costs of revenues	(3,657)	(3,808)	(11,498)	(11,579)
Selling, general and administrative	(1,511)	(1,563)	(4,692)	(4,775)
Amortization of intangible assets	(57)	(68)	(178)	(202)
Restructuring and severance costs	(35)	(30)	(84)	(84)
Asset impairments	(3)	(4)	(182)	(15)
Gain (loss) on operating assets	2	1	(40)	6

Operating income	1,581	1,596	3,891	4,132
Interest expense, net	(318)	(310)	(946)	(898)
Other loss, net	(7)	(33)	(54)	(49)

Income before income taxes	1,256	1,253	2,891	3,185
Income tax provision	(418)	(431)	(1,043)	(1,075)

Net income	838	822	1,848	2,110
Less Net loss attributable to noncontrolling interests	-	-	3	3

Net income attributable to Time Warner Inc. shareholders	$838	$822	$1,851	$2,113

Per share information attributable to Time Warner Inc. common shareholders:
Basic net income per common share	$0.88	$0.79	$1.92	$1.97

Average basic common shares outstanding	950.4	1,036.4	958.5	1,064.2

Diluted net income per common share	$0.86	$0.78	$1.89	$1.95

Average diluted common shares outstanding	973.9	1,053.3	979.4	1,082.4

Cash dividends declared per share of common stock	$0.2600	$0.2350	$0.7800	$0.7050

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Nine Months Ended September 30,

(Unaudited; millions)

	2012	2011

OPERATIONS
Net income	$1,848	$2,110
Adjustments for noncash and nonoperating items:
Depreciation and amortization	658	689
Amortization of film and television costs	5,375	5,120
Asset impairments	182	15
Loss on investments and other assets, net	71	4
Equity in losses of investee companies, net of cash distributions	54	76
Equity-based compensation	187	185
Deferred income taxes	40	106
Changes in operating assets and liabilities, net of acquisitions	(6,118)	(6,159)

Cash provided by operations from continuing operations	2,297	2,146
Cash used by operations from discontinued operations	(8)	(1)

Cash provided by operations	2,289	2,145

INVESTING ACTIVITIES
Investments in available-for-sale securities	(29)	(3)
Investments and acquisitions, net of cash acquired	(572)	(326)
Capital expenditures	(426)	(511)
Investment proceeds from available-for-sale securities	1	8
Other investment proceeds	80	48

Cash used by investing activities	(946)	(784)

FINANCING ACTIVITIES
Borrowings	1,032	2,029
Debt repayments	(678)	(60)
Proceeds from exercise of stock options	801	174
Excess tax benefit on stock options	58	19
Principal payments on capital leases	(9)	(9)
Repurchases of common stock	(1,996)	(3,083)
Dividends paid	(762)	(761)
Other financing activities	(77)	(88)

Cash used by financing activities	(1,631)	(1,779)

DECREASE IN CASH AND EQUIVALENTS	(288)	(418)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	3,476	3,663

CASH AND EQUIVALENTS AT END OF PERIOD	$3,188	$3,245

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended September 30, 2012

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other	Operating Income (Loss)
Networks	$1,223	$(1)	$-	$2	$1,224
Film and TV Entertainment	330	(2)	1	(1)	328
Publishing	126	-	1	-	127
Corporate	(85)	-	-	(1)	(86)
Intersegment eliminations	(12)	-	-	-	(12)

Total	$1,582	$(3)	$2	$-	$1,581

Margin(a)	23.1%	-	-	-	23.1%

Three Months Ended September 30, 2011

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other	Operating Income (Loss)
Networks	$1,093	$-	$-	$(1)	$1,092
Film and TV Entertainment	528	(4)	1	(1)	524
Publishing	124	-	-	-	124
Corporate	(78)	-	-	(4)	(82)
Intersegment eliminations	(62)	-	-	-	(62)

Total	$1,605	$(4)	$1	$(6)	$1,596

Margin(a)	22.7%	-	-	(0.1%)	22.6%

Please refer to pages 13 to 15 for additional information on items affecting comparability.

(a)	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Nine Months Ended September 30, 2012

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other	Operating Income (Loss)
Networks	$3,545	$(180)	$-	$(24)	$3,341
Film and TV Entertainment	682	(2)	1	(5)	676
Publishing	262	-	(41)	(1)	220
Corporate	(263)	-	-	(3)	(266)
Intersegment eliminations	(80)	-	-	-	(80)

Total	$4,146	$(182)	$(40)	$(33)	$3,891

Margin(a)	20.2%	(0.9%)	(0.2%)	(0.2%)	18.9%

Nine Months Ended September 30, 2011

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other	Operating Income (Loss)
Networks	$3,287	$-	$(2)	$(7)	$3,278
Film and TV Entertainment	846	(15)	8	(3)	836
Publishing	356	-	-	-	356
Corporate	(253)	-	-	(8)	(261)
Intersegment eliminations	(77)	-	-	-	(77)

Total	$4,159	$(15)	$6	$(18)	$4,132

Margin(a)	20.0%	(0.1%)	0.1%	(0.1%)	19.9%

Please refer to pages 13 to 15 for additional information on items affecting comparability.

(a)	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliations of

Adjusted Net Income attributable to Time Warner Inc. common shareholders to

Net Income attributable to Time Warner Inc. common shareholders and

Adjusted EPS to Diluted Net Income per Common Share

	Three Months Ended		Nine Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11
Asset impairments	$(3)	$(4)	$(182)	$(15)
Gain (loss) on operating assets	2	1	(40)	6
Other	-	(6)	(33)	(18)

Impact on Operating Income	(1)	(9)	(255)	(27)

Investment gains (losses), net	(5)	2	(29)	(1)
Amounts related to the separation of Time Warner Cable Inc.	6	(15)	6	(10)
Amounts related to the disposition of the Warner Music Group	1	-	(5)	-

Pretax impact	1	(22)	(283)	(38)
Income tax impact of above items	(1)	8	59	22

Impact of items affecting comparability on net income attributable to Time Warner Inc. shareholders	$-	$(14)	$(224)	$(16)

Amounts attributable to Time Warner Inc. shareholders:
Net income	$838	$822	$1,851	$2,113
Less Impact of items affecting comparability on net income	-	(14)	(224)	(16)

Adjusted net income	$838	$836	$2,075	$2,129

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share	$0.86	$0.78	$1.89	$1.95
Less Impact of items affecting comparability on diluted net income per common share	-	(0.01)	(0.23)	(0.02)

Adjusted EPS	$0.86	$0.79	$2.12	$1.97

Average diluted common shares outstanding	973.9	1,053.3	979.4	1,082.4

Asset Impairments

During the three and nine months ended September 30, 2012, the Company recognized a $1 million reversal and $178 million of charges, respectively, at the Networks segment in connection with the shutdown of Turner’s general entertainment network, Imagine, in India and TNT television operations in Turkey (the “Imagine and TNT Turkey Shutdowns”) primarily related to certain receivables, including value added tax receivables, inventories and long-lived assets, including Goodwill. For both the three and nine months ended September 30, 2012, the Company also recognized $4 million of other miscellaneous noncash asset impairments consisting of $2 million at the Networks segment and $2 million at the Film and TV Entertainment segment.

During the three and nine months ended September 30, 2011, the Company recorded $1 million and $12 million, respectively, of noncash impairments of capitalized software costs at the Film and TV Entertainment segment as well as $3 million of other miscellaneous noncash asset impairments at the Film and TV Entertainment segment for both the three and nine months ended September 30, 2011.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Gain (Loss) on Operating Assets

For the three and nine months ended September 30, 2012, the Company recognized $1 million of income and a $41 million loss, respectively, at the Publishing segment in connection with the sale in the first quarter of 2012 of Time Inc.’s school fundraising business, QSP. For both the three and nine months ended September 30, 2012, the Company also recorded noncash income of $1 million at the Film and TV Entertainment segment related to a fair value adjustment on certain contingent consideration arrangements.

For the three and nine months ended September 30, 2011, the Company recognized miscellaneous gains on operating assets of $1 million and $6 million, respectively.

Other

Other reflects legal and other professional fees related to the defense of securities litigation matters for former employees totaling $1 million and $3 million for the three and nine months ended September 30, 2012, respectively, and $2 million and $6 million for the three and nine months ended September 30, 2011, respectively.

Other also reflects external costs related to mergers, acquisitions or dispositions, which included income of $1 million and charges of $30 million for the three and nine months ended September 30, 2012, respectively, as compared to charges of $4 million and $12 million for the three and nine months ended September 30, 2011, respectively. The external costs related to mergers, acquisitions or dispositions for the three and nine months ended September 30, 2012 included a reversal of $5 million and charges of $21 million, respectively, related to the Imagine and TNT Turkey Shutdowns.

Amounts related to securities litigation and government investigations and external costs related to mergers, acquisitions or dispositions are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three and nine months ended September 30, 2012, the Company recognized $5 million and $29 million, respectively, of net miscellaneous investment losses, including, for the nine months ended September 30, 2012, a $16 million loss on an investment in a network in Turkey recognized as part of the Imagine and TNT Turkey Shutdowns.

For the three and nine months ended September 30, 2011, the Company recognized $2 million of net miscellaneous investment gains and $1 million of net miscellaneous investment losses, respectively. Investment losses, net are included in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Separation of Time Warner Cable Inc.

For both the three and nine months ended September 30, 2012, the Company recognized other income of $6 million, and for the three and nine months ended September 30, 2011, recognized other loss of $10 million and $5 million, respectively, related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. (“TWC”) employees, which has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations. For both the three and nine months ended September 30, 2011, the Company also recognized $5 million of other loss related to changes in the value of a TWC tax indemnification receivable, which has also been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Disposition of the Warner Music Group

For the three and nine months ended September 30, 2012, the Company recognized $1 million of income and $5 million of losses, respectively, related to the disposition of the Warner Music Group in 2004, which for the nine months ended September 30, 2012 related primarily to a tax indemnification obligation. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. Such estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Cash Provided by Operations from Continuing Operations to Free Cash Flow

	Three Months Ended		Nine Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11
Cash provided by operations from continuing operations	$1,538	$1,278	$2,297	$2,146
Add payments related to securities litigation and government investigations	1	2	3	6
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	18	4	28	12
Add excess tax benefits on stock options	20	2	58	19
Less capital expenditures	(143)	(174)	(426)	(511)
Less principal payments on capital leases	(3)	(4)	(9)	(9)

Free Cash Flow	$1,431	$1,108	$1,951	$1,663

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS

Time Warner Inc. (“Time Warner”) is a leading media and entertainment company, whose businesses include television networks, film and TV entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks, premium pay and basic tier television services and digital media properties; Film and TV Entertainment: consisting principally of feature film, television, home video and videogame production and distribution; and Publishing: consisting principally of magazine publishing and related websites as well as book publishing, marketing services and other marketing businesses.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended		Nine Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11
Intersegment Revenues
Networks	$15	$17	$70	$60
Film and TV Entertainment	214	296	648	658
Publishing	3	13	20	37

Total intersegment revenues	$232	$326	$738	$755

Note 3. FILM AND TV ENTERTAINMENT HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended		Nine Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11
Home video and electronic delivery of theatrical product revenues	$374	$421	$1,322	$1,670
Home video and electronic delivery of television product revenues	291	161	617	419